As filed with the Securities and Exchange Commission
                               on March 31, 2005

                              Registration No. 333-


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      AVVAA World Health Care Products Inc.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     NEVADA
                         -------------------------------
                         (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                   88-0395714
                                ----------------
                                  (IRS EMPLOYER
                               IDENTIFICATION NO.)

           PO Box 335, 3018 Schaeffer Road Falkland, BC Canada    V0E 1W0
          -------------------------------------------------      ----------
               (Address of principal executive offices)          (Zip Code)

       Registrant's telephone number, including area code: (250) 379-2727


                                   Consulting
                           Shares Issued For Services

                Name and address of agent for service) copies to:

                              Anslow & Jaclin, LLP
                          195 Route 9 South, Suite 204
                           Manalapan, New Jersey 07726
                                 (732) 409-1212



================================================================================


Approximate date of commencement of proposed sale to the public: Upon the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

                                            Proposed    Proposed
                                            maximum     maximum
                                            offering    aggregate   Amount of
Title of securities   Amount to be          price       offering    registration
to be registered      registered            per unit    price       fee(1)
------------------------------------------------------------------------------
Common Stock, par      250,000                $.15      US $37,500   $4.41
Value, $.001 per
share

Common Stock, par      300,000                $.15      US $45,000   $5.30
Value, $.001 per
share

Common Stock, par      100,000                $.15      US $15,000   $1.77
Value, $.001 per
share

Common Stock, par      2,500,000              $.15      US $375,000  $44.14
Value, $.001 per
share

Common Stock, par      150,000                $.15      US $22,500   $2.65
Value, $.001 per
share

Common Stock, par      165,000                $.15      US $24,750   $2.91
Value, $.001 per
share

Common Stock, par      125,000                $.15      US $18,750   $2.21
Value, $.001 per
Share

Common Stock, par       90,000                $.15      US $13,500   $1.59
Value, $.001 per
share

Common Stock, par      145,000                $.15      US $21,750   $2.56
Value, $.001 per
share

Common Stock, par       90,000                $.15      US $13,500   $1.59
Value, $.001 per
share

Common Stock, par      125,000                $.15      US $18,750   $2.21
Value, $.001 per
share

Common Stock, par       35,000                $.15      US $5,250    $0.62
Value, $.001 per
share

Common Stock, par       75,000                $.15      US $11,250   $1.32
Value, $.001 per
share

Common Stock, par       35,000                $.15      US $5,250    $0.62
Value, $.001 per
Share

Common Stock, par       50,000                $.15      US $7,500    $0.88
Value, $.001 per
share

Common Stock, par      950,000                $.15      US $142,500 $16.77
Value, $.001 per
share

Common Stock, par      900,000                $.15      US $135,000  $15.89
Value, $.001 per
share

(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the closing price the Registrant's Common Stock on March 28, 2005 a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the OTC Electronic Bulletin Board.

(2) This Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

                                     PART II

               Information Required in the Registration Statement

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this Registration Statement and made a part hereof:

(a) Our Annual Report on Form 10-KSB for the year ended May 31, 2004 and filed pursuant to Section 15(d) of the 1934 Act.

(b) Our Quarterly Report on Form 10-QSB for the quarters ended August 30, 2004 and November 30, 2004 filed pursuant to Section 15(d) of the 1934 Act.

(c) All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Incorporation of the company provide for indemnification of employees and officers in certain cases. Insofar as indemnification for liabilities arising under The Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the securities and exchange commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

In addition, Section 78.751 of the Nevada General Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting o directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

     4.1  - Consulting Agreement with David Larson

     4.2  - Consulting Agreement with Jerry A. Moore

     4.3  - Consulting Agreement with Thomas W. Clynes

     4.4  - Consulting Agreement with Geoffrey Eiten

     4.5  - Consulting Agreement with Roy Sommerey

     4.6  - Consulting Agreement with John S. Farley

     4.7  - Consulting Agreement with Calvin MacKinnon

     4.8  - Consulting Agreement with Jerry A. Moore

     4.9  - Consulting Agreement with Charles Austin

     4.10 - Consulting Agreement with David Larson

     4.11 - Consulting Agreement with Lorie Campbell-Farley

     4.12 - Consulting Agreement with James W. Haney

     4.13 - Consulting Agreement with Ruth Brennan

     4.14 - Consulting Agreement with Dr. Mark Alden

     4.15 - Consulting Agreement with Bing Jung

     4.16 - Consulting Agreement with Robert Sullivan

     4.17 - Consulting Agreement with Crossfire Network, Inc., for consulting work of Richard Haggart and James Walgreen

     5.1  - Consent and Opinion of Anslow & Jaclin, LLP

     23.1 - Consent of Manning Elliott, Chartered Accountants

ITEM 9.  UNDERTAKINGS.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Falkland, the Province of British Columbia, Canada, on this March 31, 2005

                                   AVVAA World Health Care Products, Inc.


                                   By: /s/ C. T. Austin
                                   ------------------------------------
                                   CHARLES AUSTIN, CFO and DIRECTOR

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ C. T. Austin                                March 31, 2005
------------------------------
CHARLES AUSTIN
CFO and Director